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                                                                     EXHIBIT 11


                         INTERLOTT TECHNOLOGIES, INC.
                       COMPUTATION OF EARNING PER SHARE

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

                               THREE MONTHS ENDED            YEAR ENDED
                                   DECEMBER 31,              DECEMBER 31,

                                1997         1996         1997          1996
                                ----         ----         ----          ----

Weighted average common
shares outstanding during
the period                     3,210,000    3,210,000    3,210,000     3,210,000

Net income                       436,709   $  726,384   $1,451,654    $1,320,597

 Net income per share        $      0.14   $     0.13   $     0.45    $     0.41

Assuming full dilution:
 Weighted average common
  shares outstanding during
  the period                  3,210,000     3,210,000    3,210,000     3,210,000

Assuming exercise of
 options                          4,870         2,000        2,661         2,000

Weighted average common
 shares outstanding as
 adjusted                     3,214,870     3,212,000    3,212,661     3,212,000

Net income                   $  436,709    $  726,384   $1,451,654    $1,320,597

Earning per common share
 assuming full dilution      $     0.14    $     0.13   $     0.45    $     0.41
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